SPECIAL POWER OF ATTORNEY

THE STATE OF CALIFORNIA

COUNTY OF
SANTA CLARA

KNOW ALL MEN BY THESE PRESENTS:

THAT I, Stephen C.
Richards, of Cupertino, California, do hereby appoint each of Kent H. Roberts, Clarence B. Brown III and Jennefer Koopman, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 3, 4 and 5, or any successor forms with the Securities and Exchange Commission with respect to holdings in Networks Associates, Inc.

This instrument is
to be construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I
hereunto set my hand this 19th day of September, 2003.

/s/ Stephen C.
Richards